Exhibit 21.1

Subsidiaries of Ebix, Inc.:
Ebix International Holdings Limited
Ebix International LLC
Facts Services, Inc.
Ebix Asia Holdings, Inc.
Ebix (Thailand) Co., Ltd.
P.B. Systems, Inc.
Ebix Consulting, Inc.
Vertex, Inc.
EIH Holdings KB
EIH Holdings Sweden AB
Ebix Australia (VIC) PTY Ltd
Ebix Australia PTY Ltd
Fintechnix PTY Limited
EbixExchange Australia Pty Ltd
Ebix New Zealand Holdings
Ebix New Zealand
Ebix Singapore PTE, Ltd
Doctors Exchange, Inc.
Ebix Software India Private Limited
PlanetSoft Systems Limited
Premier Ebix Exchange Software Private Ltd.
Via Media Health Communications Private Limited
Ebix Software Asia Sez Private Limited
Ebix Vayam Technologies Private Limited
Ebix Latin America, LLC
Ebix Latin America Technologia e Consultoria LTDA
E-Trek Solutions PTE
Ebix Europe Limited
A.D.A.M., Inc.
Agency Solutions.com, LLC (d/b/a HealthConnect Systems)
Ebix BPO Division - San Diego (a/k/a ConfirmNet Corporation)
Ebix Canada Solutions Inc.